Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Denbury Resources Inc. (“Denbury” or the “Company”), adjusted to reflect (i) completion of the asset exchange with Exxon Mobil Corporation and its wholly-owned subsidiary XTO Energy Inc. (collectively, “ExxonMobil”) which provides for Denbury to sell its Bakken area assets in North Dakota and Montana to ExxonMobil in exchange for interests in the Webster Field in Texas and Hartzog Draw Field in Wyoming, and approximately $1.6 billion of cash, before closing adjustments (the “Exchange Transaction”), with a July 1, 2012 effective date and (ii) the use of a portion of the Exchange Transaction proceeds to pay down outstanding borrowings on the Company’s bank credit facility, each of which is further described below:

•
Exchange Transaction.  Denbury and ExxonMobil closed the first phase of the Exchange Transaction on November 30, 2012, whereby Denbury received cash of $1.3 billion (after preliminary closing adjustments) plus ExxonMobil’s operating interests in Webster and Hartzog Draw fields in exchange for 82.5% of Denbury’s interests in its Bakken area assets.  The cash amount received by Denbury in the first phase closing includes a preliminary closing adjustment of an additional $56 million primarily representing adjustments for net revenues and capital expenditures of the transferred assets from the effective date (July 1, 2012) to the first closing date (November 30, 2012).  In the second phase of the Exchange Transaction, which is expected to close before December 31, 2012, Denbury will sell its remaining ownership interests in its Bakken area assets in exchange for either i) an interest in the CO2 reserves in ExxonMobil’s LaBarge Field in Wyoming plus necessary cash adjustments if such property exchange can be agreed upon and consummated (the “Second Phase CO2 Acquisition”), or ii) $350 million in cash, before closing adjustments (the “Second Phase Cash Closing”).  Denbury and ExxonMobil are currently negotiating the terms of this potential CO2 property exchange; however, an agreement on terms for such an exchange has not been finalized or approved.  Accordingly, this unaudited pro forma condensed combined financial information assumes that Denbury will receive $350 million in cash from ExxonMobil in a Second Phase Cash Closing of the Exchange Transaction.

Denbury’s acquisition of Webster and Hartzog Draw fields will be accounted for as a business combination.  The purchase price will be measured as the fair value of consideration transferred, which consists of the Company’s Bakken area assets.  The unaudited pro forma condensed combined financial information reflects a preliminary estimated fair value of (i) the Company’s Bakken area net assets and (ii) the assets acquired and liabilities assumed.  The final valuations and the resulting effect on our results of operations and financial position will differ from the pro forma amounts included herein based upon several factors, primarily (i) adjustments to the amount of consideration that Denbury will receive due to changes in closing adjustments, which primarily include net revenues received and capital expended on exchanged fields after the effective date and changes due to title defects identified, and (ii) with respect to the valuation of Denbury’s remaining 17.5% interest in its Bakken area assets to be transferred to ExxonMobil in the second phase closing, changes in oil and natural gas futures prices between those prices as of November 30, 2012, which were used to perform this preliminary valuation, and oil and natural gas futures prices on the second phase closing date (expected to be in December 2012);

•	Paydown of Credit Facility. Denbury will utilize a portion of net proceeds received from the Exchange Transaction to pay down outstanding borrowings on the Company’s bank credit facility.

The summary unaudited pro forma balance sheet data assumes the completion of the Exchange Transaction and the related paydown of the Company’s bank credit facility as if each occurred on September 30, 2012.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 give effect to the Exchange Transaction (assuming a Second Phase Cash Closing), paydown of a portion of outstanding borrowings under the Company’s bank credit facility and the related tax impacts of these adjustments as if each had occurred on January 1, 2011.  The unaudited pro forma condensed combined statements of operations exclude the impact of nonrecurring expenses Denbury will incur as a result of the closing of the Exchange Transaction, primarily federal income taxes associated with the income tax gain or loss on sale of our Bakken area assets and transaction costs associated with the Exchange Transaction.  However, these income tax effects and transaction costs are reflected in the pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the results of operations or financial position of Denbury or the pro forma effect of closing of the Exchange Transaction and should not be taken as indicative of Denbury’s future results of operations or financial position.  Actual results may differ significantly from those reflected in the unaudited pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual results.

Denbury Resources Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2012

	Denbury	Exchange		Denbury
	Historical	Transaction		Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	$24,034	$1,666,463	(a)	$1,065,497
		(625,000)	(b)
Other current assets	484,734	(44,300)	(a)	440,434
Net property and equipment	8,981,651	(1,693,163)	(a)	7,288,488
Goodwill	1,363,547	75,000	(a)	1,438,547
Other assets	251,980	300	(a)	252,280
Total assets	$11,105,946	$(620,700)		$10,485,246

Liabilities and stockholders' equity
Taxes payable	$29,393	$528,700	(c)	$558,093
Other current liabilities	613,217	(11,100)	(a)	602,717
		600	(d)
Long-term debt	3,038,865	(625,000)	(b)	2,413,865
Deferred taxes	2,095,850	(528,700)	(c)	1,567,150
Other liabilities	109,401	15,400	(a)	124,801
Total stockholders' equity	5,219,220	(600)	(d)	5,218,620
Total liabilities and stockholders' equity	$11,105,946	$(620,700)		$10,485,246

(a)
Represents pro forma adjustments to dispose of the Company’s Bakken area assets and to record the estimated fair value of assets acquired and liabilities assumed in the Exchange Transaction assuming that the Exchange Transaction is completed by the Company receiving $350 million in cash, before closing adjustments, in a Second Phase Cash Closing.  If on the other hand the Exchange Transaction is completed by way of a Second Phase CO2 Acquisition, the pro forma adjustments shown above would be subject to modification, primarily to (i) decrease the cash and cash equivalents shown by up to $350 million withheld by ExxonMobil as part of the first phase closing, (ii) increase the amount of net property and equipment by the value (under fair value accounting) of the CO2 property interests acquired by the Company, and (iii) change the amount of the goodwill shown.

(b)	Represents the assumed paydown of outstanding borrowings under Denbury’s bank credit facility with a portion of the net cash proceeds from the Exchange Transaction.

(c)
Represents the estimated tax liability expected to be incurred in conjunction with the sale of the Bakken area assets using Denbury’s approximate statutory rate of 38% assuming the Company is unable to identify acquisitions in which proceeds from the Exchange Transaction would be utilized in a like-kind exchange transaction to reduce the amount of federal income taxes payable due to the transaction.

(d)
Represents estimated nonrecurring transaction costs incurred by Denbury in conjunction with the Exchange Transaction and not reflected in Denbury’s September 30, 2012 balance sheet.  These costs are reflected in the unaudited pro forma balance sheet as a reduction of equity as the costs will be expensed by Denbury at the acquisition date.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Denbury Resources Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2012

	Denbury	Exchange		Denbury
	Historical	Transaction		Pro Forma
	(In thousands, except per share data)
Revenues and other income
Oil, natural gas, and related product sales	$1,813,798	$(307,417)	(a)	$1,574,971
		68,590	(b)
Other revenues and other income	33,470	—		33,470
Total revenues and other income	1,847,268	(238,827)		1,608,441

Expenses
Lease operating expenses	392,960	(21,962)	(c)	394,190
		23,192	(d)
Marketing expenses	37,776	(9,280)	(c)	29,476
		980	(d)
Taxes other than income	122,518	(30,578)	(c)	98,405
		6,465	(d)
General and administrative	109,631	(670)	(e)	108,961
Interest, net of amounts capitalized	115,745	(2,743)	(f)	113,002
Depletion, depreciation, and amortization	390,119	(115,456)	(g)	274,663
Derivatives income	(32,203)	—		(32,203)
Other expenses	49,230	—		49,230
Total expenses	1,185,776	(150,052)		1,035,724

Income (loss) before income taxes	661,492	(88,775)		572,717

Income tax provision (benefit)	250,793	(33,735)	(h)	217,058

Net income (loss)	$410,699	$(55,040)		$355,659

Net income per common share – basic	$1.06			$0.92

Net income per common share – diluted	$1.05			$0.91

Weighted average common shares outstanding
Basic	387,015			387,015
Diluted	390,854			390,854

See footnote explanations on the following page.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Denbury Resources Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2011

	Denbury	Exchange		Denbury
	Historical	Transaction		Pro Forma
	(In thousands, except per share data)
Revenues and other income
Oil, natural gas, and related product sales	$2,269,151	$(274,275)	(a)	$2,084,811
		89,935	(b)
Other revenues and other income	40,173	—		40,173
Total revenues and other income	2,309,324	(184,340)		2,124,984

Expenses
Lease operating expenses	507,397	(18,049)	(c)	518,381
		29,033	(d)
Marketing expenses	26,047	(2,229)	(c)	25,051
		1,233	(d)
Taxes other than income	147,534	(27,433)	(c)	130,003
		9,902	(d)
General and administrative	125,525	—		125,525
Interest, net of amounts capitalized	164,360	5,346	(f)	169,706
Depletion, depreciation, and amortization	409,196	(79,666)	(g)	329,530
Derivatives income	(52,497)	—		(52,497)
Other expenses	57,717	—		57,717
Total expenses	1,385,279	(81,863)		1,303,416

Income (loss) before income taxes	924,045	(102,477)		821,568

Income tax provision (benefit)	350,712	(38,941)	(h)	311,771

Net income (loss)	$573,333	$(63,536)		$509,797

Net income per common share – basic	$1.45			$1.29

Net income per common share – diluted	$1.43			$1.27

Weighted average common shares outstanding
Basic	396,023			396,023
Diluted	400,958			400,958

(a)	Represents the decrease in revenues from oil and natural gas production from the Bakken area assets being sold.

(b)	Represents the increase in revenues from oil and natural gas production from the acquisition of Webster and Hartzog Draw fields being acquired.

(c)	Represents the decrease in expenses attributable to the Bakken area assets being sold.

(d)	Represents the increase in expenses attributable to the Webster and Hartzog Draw fields being acquired.

(e)	Represents a reduction in historical general and administrative expenses to eliminate nonrecurring expenses previously incurred in conjunction with the Exchange Transaction.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

(f)
Represents the increase in interest expense resulting from interest previously capitalized on Bakken area assets being sold, offset slightly by a decrease in interest expense due to the paydown of our bank credit facility with a portion of the proceeds received in the Exchange Transaction.

(g)	Represents the change in depletion resulting from the Exchange Transaction.

(h)
Represents the income tax effect of the pro forma adjustments calculated using Denbury’s approximate statutory tax rate of 38%.  The unaudited pro forma condensed combined statements of operations exclude nonrecurring expenses Denbury will incur as a result of closing the Exchange Transaction.  Accordingly, estimated income taxes associated with proceeds from the sale of Bakken area assets are not included in the unaudited pro forma condensed combined statements of operations.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Denbury Resources Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

In September 2012, Denbury entered into an agreement to sell its Bakken area assets in North Dakota and Montana to ExxonMobil in exchange for (i) $1.6 billion in cash before closing adjustments (including those for post-effective date net revenues), (ii) a nearly 100% working interest and nearly 80% net revenue interest in Webster Field in Texas and (iii) approximately an 83% working interest and 71% net revenue interest in the oil-producing Shannon Sandstone zone and approximately a 67% working interest and 53% net revenue interest in the natural-gas-producing Big George Coal zone of Hartzog Draw Field in Wyoming.

Denbury and ExxonMobil closed the first phase of the Exchange Transaction on November 30, 2012, whereby Denbury received cash of approximately $1.3 billion (after preliminary closing adjustments) plus ExxonMobil’s operating interests in Webster and Hartzog Draw fields in exchange for 82.5% of Denbury’s interests in its Bakken area assets.  This cash amount includes a preliminary closing adjustment of $56 million received by Denbury primarily representing adjustments for net revenues and capital expenditures of the transferred assets from the effective date (July 1, 2012) to the first closing date (November 30, 2012).  In the second phase of the Exchange Transaction, which is expected to close before December 31, 2012, Denbury will sell its remaining ownership interests in its Bakken area assets in exchange for either i) an interest in the CO2 reserves in ExxonMobil’s LaBarge Field in Wyoming, plus necessary cash adjustments or ii) $350 million in cash, before closing adjustments.  The pro forma financial information assumes that Denbury will receive $361 million in cash from ExxonMobil when the second phase of the Exchange Transaction closes, which amount includes Denbury’s receipt of $11 million in estimated closing adjustments.

The accompanying unaudited pro forma condensed combined balance sheet at September 30, 2012 has been prepared to give effect to (i) completion of both phases of the Exchange Transaction and (ii) the assumed use of a portion of Exchange Transaction proceeds to pay down the outstanding balance on the Company’s bank credit facility as if each occurred on September 30, 2012, and the unaudited pro forma condensed combined statements of operations have been prepared to give effect to these transactions as if they occurred on January 1, 2011.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet

Denbury’s acquisition of Webster and Hartzog Draw fields constitutes a business combination under the Financial Accounting Standards Board Codification’s (“FASC”) Business Combinations topic.  Accordingly, the purchase price of the acquisition is measured as the fair value of consideration transferred, which consists of the Company’s Bakken area assets.  Additionally, assets acquired and liabilities assumed in the business combination are recorded at fair value.  The FASC Fair Value Measurements and Disclosures topic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (often referred to as the “exit price”).  The fair value measurement is based on the assumptions of market participants and not those of the reporting entity. Therefore, entity-specific intentions do not impact the measurement of fair value unless those assumptions are consistent with market participant views.

  The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet includes a preliminary estimate of the fair value of the Bakken area net assets transferred and a preliminary estimate of the fair value of assets acquired and liabilities assumed in the Exchange Agreement.  For purposes of preparing this unaudited condensed combined pro forma financial information, all fair value estimates, including fair value estimates of Denbury’s retained 17.5% ownership in the Bakken area assets to be transferred to ExxonMobil in the second phase closing (expected in December 2012) have been measured as of November 30, 2012, the closing date of the first phase of the Exchange Transaction, using currently available information.  Denbury expects to finalize its valuation of consideration transferred and the allocation of that consideration to assets purchased and liabilities assumed as soon as practicable.

Denbury Resources Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Information

The final valuations and the resulting effect on results of operations and financial position will differ from the pro forma amounts included herein because of, among other reasons:

•
Adjustments to the amount of consideration that Denbury will receive attributable to net revenues received and capital and operating costs expended, as well as title defects identified, on exchanged fields after July 1, 2012;

•
Adjustments to the valuation of  the 17.5% of the Company’s pre-closing Bakken area assets that will be exchanged in the second phase of the Exchange Agreement to reflect changes in oil and natural gas futures prices between those prices as of November 30, 2012, which were used to perform the preliminary valuation of properties exchanged for the purpose of preparing the unaudited pro forma condensed combined financial information herein, and oil and natural gas futures prices on the second phase closing date (expected in December 2012), which is the date upon which the second phase of the exchange will be valued for accounting purposes.  A decline in oil and natural gas futures prices between November 30, 2012 and the second phase closing date will result in a decline in the fair value of the 17.5% of the Company’s pre-close Bakken area assets that will be exchanged; and

•
Changes in the estimated fair values of Bakken area assets, assets acquired and liabilities assumed, which could result from changes in reserves or cost estimates related to future production, review of asset retirement obligations or the identification of additional assets or liabilities.

Changes to the preliminary fair value estimates will impact the value at which assets acquired and liabilities assumed are recorded on the Company’s balance sheet, including the net impact to the Company’s full cost pool that will result from the exchange of oil and natural gas properties, and the resulting goodwill.  Changes in estimated fair values will also impact depletion, depreciation and amortization expense on the Company’s statement of operations.

The fair value of Bakken area net assets transferred to ExxonMobil in the transaction was measured using a discounted future net cash flow model for developed properties and a market dollar-per-acre value for undeveloped properties.  The fair value of oil and gas properties received from ExxonMobil was measured using a discounted future net cash flow model.  The fair value of oil and natural gas properties is based on significant inputs not observable in the market, which the FASC defines as Level 3 inputs.  Key assumptions include observable inputs such as  NYMEX oil and natural gas futures prices and dollar-per-acre values of recent sale transactions in the Bakken area, as well as unobservable inputs regarding the exchange properties such as (1) projections of the estimated quantities of oil and natural gas reserves, including those classified as proved, probable and possible, (2) estimated oil and natural gas pricing differentials, (3) projections of future rates of production, (4) timing and amount of future development and operating costs, (5) projected costs of CO2 (to a market participant), (6) projected reserve recovery factors, and (7) risk-adjusted discount rates.

The consideration to be transferred, fair value of assets acquired and liabilities assumed, and resulting goodwill were estimated as follows (in thousands):

Pro forma consideration:
Fair value of net assets transferred	$2,000,000

Less: Fair value of assets acquired and liabilities assumed:
Cash	$1,666,463
Oil and natural gas properties – proved and unevaluated	273,437
Other assets	500
Other current liabilities	(2,000)
Asset retirement obligations	(13,400)
Amount attributable to assets acquired and liabilities assumed	$1,925,000
Goodwill	$75,000

Denbury Resources Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Information

The November 30, 2012 measurement of the Company’s Bakken area assets used in this unaudited condensed combined pro forma financial information resulted in the recognition of goodwill of approximately $75.0 million, which represents the excess of the fair value of net assets transferred over the acquisition date estimated fair value of assets acquired and liabilities assumed.  This resultant goodwill is due primarily to the valuation of the estimated oil reserves recoverable through a CO2 enhanced oil recovery (“EOR”) project.  Denbury’s access to CO2 allows the Company to carry out CO2 EOR activities at a lower cost than other market participants.  However, as discussed above, the FASC Fair Value Measurements and Disclosures topic does not allow entity-specific assumptions in the measurement of fair value.  Therefore, the fair value of oil reserves recoverable through CO2 EOR have been estimated using the higher cost of CO2 to other market participants, which lowers the discounted net revenue stream used in making the fair value estimate.